APOGEE REPORTS IMPROVED FY2013 THIRD-QUARTER EARNINGS

•	Revenues increased 9 percent

•	Operating income grew 59 percent

•	EPS improved 40 percent

MINNEAPOLIS, MN (December 18, 2012) – Apogee Enterprises, Inc. (Nasdaq:APOG) today announced fiscal 2013 third-quarter results. Apogee provides distinctive value-added glass solutions for the architectural and picture framing industries.

FY13 THIRD QUARTER VS. PRIOR-YEAR PERIOD

▪	Revenues of $190.4 million were up 9 percent.

▪	Operating income was $11.4 million, up from $7.2 million.

▪	Earnings per share were $0.28, up from $0.20.

▪	Architectural segment revenues increased 11 percent, with operating income of $5.8 million compared to $0.6 million

•	Backlog was $300.4 million, compared to $299.0 million in the second quarter and $225.1 million in the prior-year period.

▪	Large-scale optical segment revenues declined 5 percent, with operating income of $6.6 million compared to $7.4 million.

▪	Cash and short-term investments totaled $75.0 million, compared to $46.4 million.

Commentary
“We delivered a better than expected third quarter as our architectural segment successfully executed a more favorable mix of complex work,” said Joseph F. Puishys, Apogee chief executive officer. “I am pleased that in down markets, Apogee grew revenues 9 percent and operating income 59 percent in the quarter.

“All our architectural businesses grew operating income in the quarter, contributing to year-over-year segment operating margin improvement of 310 basis points,” he said. “We also maintained our architectural segment backlog compared to the second quarter, while growing segment revenues 11 percent.

“In the large-scale optical segment picture framing business, revenues and earnings are up year to date, even though third-quarter results were down compared to a strong prior-year period due to the timing of customer promotions,” Puishys said.

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

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Apogee Enterprises, Inc.

“Apogee has been able to show strong, profitable growth in fiscal 2013 through share gains, pricing, improved mix and good operational performance without help from our end markets,” he concluded.

FY13 THIRD-QUARTER SEGMENT AND OPERATING RESULTS VS. PRIOR-YEAR PERIOD

Architectural Products and Services

▪	Revenues of $168.8 million were up 11 percent, with growth in all segment businesses, led by the installation business.

▪	Operating income was $5.8 million, compared to $0.6 million.

•	Operating margin was 3.5 percent, compared to 0.4 percent.

•	Results improved from the prior-year period, with higher architectural glass pricing, improving installation margins, better mix and good operational performance throughout the segment.

▪	Backlog was $300.4 million, compared to $299.0 million in the second quarter and $225.1 million in the prior-year period.

•	Approximately $111 million, or 37 percent, of the backlog is expected to be delivered in fiscal 2013, and approximately $189 million, or 63 percent, in fiscal 2014.

Large-Scale Optical Technologies

▪	Revenues of $21.6 million were down $1.1 million, or 5 percent.

▪	Operating income was $6.6 million, compared to $7.4 million in a strong prior-year period.

•	Operating margin was 30.3 percent, compared to 32.5 percent.

▪	The timing of customer promotions and the East Coast hurricane impacted results.

Financial Condition

▪	Long-term debt was $30.8 million, compared to $20.9 million at the end of fiscal 2012.

•	Long-term debt includes $30.4 million in long-term, low-interest industrial revenue and recovery zone facility bonds.

▪	Cash and short-term investments totaled $75.0 million, compared to $79.3 million at the end of fiscal 2012 and $46.4 million in the prior-year period.

▪	Non-cash working capital was $59.9 million, compared to $44.4 million at the end of fiscal 2012 and $70.9 million in the prior-year period.

▪	Capital expenditures year to date were $21.3 million, primarily for productivity and growth investments. This compares to $6.2 million in the prior year-to-date period.

▪	Depreciation and amortization year to date was $19.8 million.

OUTLOOK
“We are increasing our earnings outlook for fiscal 2013 to $0.62 to $0.67 per share from continuing operations, from $0.56 to $0.64 per share, as we benefit from improving margins resulting from better mix and good operational performance,” said Puishys. “Regarding top-line growth, our outlook for the full year is that revenues will grow 5 to 6 percent as we continue to outperform our end markets.

“For the full year, we expect positive free cash flow, net of spending approximately $30 million of capital for investments to improve productivity, increase capacity and introduce new products, as well

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as for maintenance requirements,” Puishys said. “In addition, we continue to look for long-term investments to support growth and capabilities.

“I believe that our focus on operational improvements as well as our strategies to grow through new geographies, new products and new markets will allow Apogee to continue to deliver improving results,” Puishys said.

TELECONFERENCE AND SIMULTANEOUS WEBCAST
Apogee will host a teleconference and webcast at 10 a.m. Central Time tomorrow, December 19. To participate in the teleconference, call 1-866-700-0133 toll free or 617-213-8831 international, access code 48406378. The replay will be available from noon Central Time on December 19 through midnight Central Time on Friday, January 4, 2013, by calling 1-888-286-8010 toll free, access code 50338821. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on “investor relations” and then the webcast link at the top of that page. The webcast also will be archived on the company's web site.

ABOUT APOGEE ENTERPRISES
Apogee Enterprises, Inc., headquartered in Minneapolis, is a leader in technologies involving the design and development of value-added glass products and services. The company is organized in two segments:

▪
Architectural products and services companies design, engineer, fabricate, install and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings. Businesses in this segment are: Viracon, the leading fabricator of coated, high-performance architectural glass for global markets; Harmon, Inc., one of the largest U.S. full-service building glass installation and renovation companies; Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; Tubelite, a fabricator of aluminum storefront, entrance and curtainwall products; and Linetec, a paint and anodizing finisher of window frames and PVC shutters.

▪	Large-scale optical segment consists of Tru Vue, a value-added glass and acrylic manufacturer for the custom picture framing market.

USE OF NON-GAAP FINANCIAL MEASURES
In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this news release also contains non-GAAP financial measures. Specifically, Apogee has presented free cash flow and non-cash working capital. Free cash flow is defined as net cash flow provided by operating activities, minus capital expenditures. Non-cash working capital is defined as current assets, excluding cash and short-term investments, less current liabilities. Apogee believes that use of these non-GAAP financial measures enhances communications as they provide more transparency into management's performance with respect to cash and current assets and liabilities. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, the reported operating results or cash flows from operations or any other measure of performance prepared in accordance with GAAP.

FORWARD-LOOKING STATEMENTS
The discussion above contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management's expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: operational risks within (A) the architectural segment: i) competitive, price-sensitive and changing market conditions, including unforeseen project delays and cancellations; ii) economic conditions, material cost increases and the cyclical nature of the North American and Latin American commercial construction industries; iii) product performance, reliability, execution or quality problems that could delay payments, increase costs,

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impact orders or lead to litigation; and iv) the segment's ability to fully and efficiently utilize production capacity; and (B) the large-scale optical segment: i) markets that are impacted by consumer confidence and trends; ii) dependence on a relatively small number of customers; iii) changing market conditions, including unfavorable shift in product mix and new competition; and iv) ability to fully and efficiently utilize production capacity. Additional factors include: i) revenue and operating results that are volatile; ii) financial market disruption which could impact company, customer and supplier credit availability; iii) self-insurance risk related to a material product liability event and to health insurance programs; iv) cost of compliance with governmental regulations relating to hazardous substances; and v) foreign currency risk related to certain continuing operations. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company's results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Item 1A of the company's Annual Report on Form 10-K for the fiscal year ended March 3, 2012.

(Tables follow)

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Apogee Enterprises, Inc. & Subsidiaries
Consolidated Condensed Statement of Income
(Unaudited)
	Thirteen	Thirteen		Thirty-nine	Thirty-nine
	Weeks Ended	Weeks Ended	%	Weeks Ended	Weeks Ended	%
Dollar amounts in thousands, except for per share amounts	December 1, 2012	November 26, 2011	Change	December 1, 2012	November 26, 2011	Change

Net sales	$190,416	$174,853	9%	$520,490	$493,748	5%
Cost of goods sold	148,176	140,125	6%	411,038	409,383	—%
Gross profit	42,240	34,728	22%	109,452	84,365	30%
Selling, general and administrative expenses	30,829	27,572	12%	88,170	83,314	6%
Operating income	11,411	7,156	59%	21,282	1,051	N/M
Interest income	253	216	17%	569	769	(26)%
Interest expense	330	434	(24)%	945	1,042	(9)%
Other income (expense), net	198	(90)	N/M	370	4	N/M
Earnings from continuing operations before income taxes	11,532	6,848	68%	21,276	782	N/M
Income tax expense (benefit)	3,480	1,312	165%	6,800	(900)	N/M
Earnings from continuing operations	8,052	5,536	45%	14,476	1,682	N/M
Earnings from discontinued operations	—	—	-	239	—	N/M
Net earnings	$8,052	$5,536	45%	$14,715	$1,682	N/M
Earnings per share - basic:
Earnings from continuing operations	$0.29	$0.20	45%	$0.52	$0.06	N/M
Earnings from discontinued operations	$—	—	-	$0.01	—	N/M
Net earnings	$0.29	$0.20	45%	$0.53	$0.06	N/M
Average common shares outstanding	28,028,700	27,662,909	1%	27,912,842	27,773,471	1%
Earnings per share - diluted:
Earnings from continuing operations	$0.28	$0.20	40%	$0.51	$0.06	N/M
Earnings from discontinued operations	$—	—	-	$0.01	—	N/M
Net earnings	$0.28	$0.20	40%	$0.52	$0.06	N/M
Average common and common
equivalent shares outstanding	28,832,096	27,823,745	4%	28,497,209	27,943,252	2%
Cash dividends per common share	$0.0900	$0.0815	10%	$0.2700	$0.2445	10%

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Apogee Enterprises, Inc.

	Business Segments Information
	(Unaudited)
	Thirteen	Thirteen		Thirty-nine	Thirty-nine
	Weeks Ended	Weeks Ended	%	Weeks Ended	Weeks Ended	%
	December 1, 2012	November 26, 2011	Change	December 1, 2012	November 26, 2011	Change
Sales
Architectural	$168,770	$152,087	11%	$460,015	$436,516	5%
Large-Scale Optical	21,648	22,769	(5)%	60,477	57,235	6%
Eliminations	(2)	(3)	33%	(2)	(3)	33%
Total	$190,416	$174,853	9%	$520,490	$493,748	5%
Operating income (loss)
Architectural	$5,837	$580	N/M	$6,978	$(11,597)	N/M
Large-Scale Optical	6,557	7,411	(12)%	17,021	15,559	9%
Corporate and other	(983)	(835)	(18)%	(2,717)	(2,911)	7%
Total	$11,411	$7,156	59%	$21,282	$1,051	N/M

Consolidated Condensed Balance Sheets
(Unaudited)

	December 1, 2012	March 3, 2012
Assets
Current assets	$253,231	$229,439
Net property, plant and equipment	162,358	159,547
Other assets	108,092	104,118
Total assets	$523,681	$493,104
Liabilities and shareholders' equity
Current liabilities	$118,394	$105,771
Long-term debt	30,775	20,916
Other liabilities	44,370	45,219
Shareholders' equity	330,142	321,198
Total liabilities and shareholders' equity	$523,681	$493,104

N/M = Not meaningful

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries
Consolidated Condensed Statement of Cash Flows
(Unaudited)
	Thirty-nine	Thirty-nine
	Weeks Ended	Weeks Ended
Dollar amounts in thousands	December 1, 2012	November 26, 2011

Net earnings	$14,715	$1,682
Net earnings from discontinued operations	(239)	—
Depreciation and amortization	19,817	20,615
Stock-based compensation	3,514	3,343
Other, net	(167)	1,180
Changes in operating assets and liabilities	(14,596)	(31,540)
Net cash provided by (used in) continuing operating activities	23,044	(4,720)
Capital expenditures	(21,265)	(6,206)
Proceeds on sale of property	48	10,314
Acquisition of intangibles	(15)	(68)
Net (purchases) sales of restricted investments	(4,752)	12,665
Net (purchases) sales of marketable securities	(13,915)	5,807
Investments in life insurance	(1,451)	(1,435)
Net cash (used in) provided by investing activities	(41,350)	21,077
Proceeds from issuance of debt	10,000	121
Payments on debt	(125)	(1,287)
Shares withheld for taxes, net of stock issued to employees	(261)	(743)
Repurchase and retirement of common stock	—	(2,392)
Dividends paid	(7,751)	(6,865)
Other, net	(194)	(121)
Net cash provided by (used in) financing activities	1,669	(11,287)
Cash used in discontinued operations	(123)	(3,300)
(Decrease) increase in cash and cash equivalents	(16,760)	1,770
Effect of exchange rates on cash	151	(148)
Cash and cash equivalents at beginning of year	54,027	24,302
Cash and cash equivalents at end of period	$37,418	$25,924

Contact:	Mary Ann Jackson
Investor Relations
952-487-7538
mjackson@apog.com

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com